Exhibit 99.2

[Horace Mann Educators Corporation logo]

Contact information:

Ryan Greenier, Vice President, Investor Relations

217-788-5738

HORACE MANN REPORTS THIRD QUARTER 2015

OPERATING EPS OF $0.50

•	Third quarter operating income of $0.50 per diluted share
•	Income impacted by lower alternative investment returns and negative DAC unlocking
•	Improvement in both total and underlying P&C combined ratios
•	Strong auto sales; solid annuity and life sales momentum
•	Book value per share excluding the fair value adjustment for investments of $26.52, up 6% compared to a year ago

SPRINGFIELD, Ill., October 28, 2015 — Horace Mann Educators Corporation (NYSE:HMN) today reported financial results for the three and nine months ended September 30, 2015:

Horace Mann Financial Highlights
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except per share amounts)	2015	2014	Change	2015	2014	Change
Total revenues	$265.7	$265.6	-	$804.3	$791.6	1.6%
Net income	21.9	25.4	-13.8%	72.4	74.2	-2.4%
Net income per diluted share	0.52	0.60	-13.3%	1.71	1.76	-2.8%
Operating income*	21.2	23.1	-8.2%	66.9	68.6	-2.5%
Operating income per diluted share*	0.50	0.55	-9.1%	1.58	1.63	-3.1%
Book value per share				32.09	31.51	1.8%
Book value per share excluding the fair value adjustment for investments*				26.52	24.91	6.5%
Property and Casualty segment net income	11.2	11.8	-5.1%	32.1	30.7	4.6%
Property and Casualty combined ratio	95.4%	96.3%	-0.9 pts	96.5%	97.5%	-1.0 pts
Property and Casualty underlying combined ratio*	93.9%	95.3%	-1.4 pts	90.5%	92.0%	-1.5 pts
Annuity segment net income	$ 8.7	$ 10.3	-15.5%	$ 33.0	$ 34.1	-3.2%
Life segment net income	3.6	3.9	-7.7%	10.6	12.8	-17.2%

* These measures are not based on accounting principles generally accepted in the United States (“non-GAAP”). They are reconciled to the most directly comparable GAAP measures in the supplemental numerical pages of this document. An explanation of these measures is contained in the Glossary of Selected Terms included as an exhibit in the company’s reports filed with the SEC.

“Horace Mann’s third quarter operating income was $0.50 per diluted share. Despite continued pressure in auto loss severities and lower alternative investment returns, overall property and casualty results were solid. We continue to make progress towards our mid-90s combined ratio goal, while successfully accelerating our top line growth. Annuity results reflected the negative equity market performance in the quarter, as well as the continued impact of the lower interest rate environment. Sales continue to be strong across all segments of our business,” said Horace Mann’s President and CEO Marita Zuraitis. “We are clearly on track to profitably grow our business. And, we continue to be encouraged by our progress considering the current volatile equity market conditions.”

“Reflecting results through the first nine months, as well as anticipated catastrophe losses and continuation of elevated auto loss severity in the fourth quarter, we are revising our estimate of full-year 2015 operating income to between $2.10 and $2.20 per share,” stated Zuraitis.

Property and Casualty Segment

For the third quarter of 2015, property and casualty net income of $11.2 million decreased 5%, or $0.6 million, compared to the prior year, including an increase in current accident year auto loss severity and a decline in net investment income. The current quarter total property and casualty combined ratio of 95.4% improved 0.9 point compared to the third quarter of 2014, largely due to improved underlying property results. Catastrophe losses decreased modestly compared to the prior year; favorable prior years’ reserve development was also less than the prior year amount in total and for auto while property favorable development increased compared to the prior year. On an underlying basis, the third quarter auto combined ratio of 103.6% was approximately 3.5 points higher than a year earlier, primarily driven by loss severity. For property, the underlying combined ratio was 74.9% for the current quarter, 10.8 points lower than the third quarter of 2014 reflecting the impacts of initiatives to improve profitability, as well as lower reinsurance costs.

For the first nine months of 2015, property and casualty net income of $32.1 million increased 5%, or $1.4 million, compared to the prior year. The current period total property and casualty combined ratio of 96.5% improved 1.0 point compared to a year ago, including an underlying loss ratio that improved 0.5 point compared to the prior year. Catastrophe losses were slightly higher than the first nine months of 2014; in total, favorable prior years’ reserve development was modestly less than the prior year amount as a decrease in auto exceeded the increase in property compared to the prior year. On an underlying basis, the nine month auto combined ratio of 100.3% increased approximately 1.5 points compared to a year earlier, primarily as a result of loss severity. For property, the underlying combined ratio was 71.2% for the current year, 7.4 points lower than the first nine months of 2014 primarily due to continued improvement in underlying results.

Total property and casualty written premiums of $162.0 million and $455.0 million increased 5% and 3%, compared to the three and nine months ended September 30, 2014, respectively. The growth was driven primarily by increases in average premium per policy for both auto and property, accompanied by reductions in catastrophe reinsurance costs.

Total property and casualty sales increased 5% compared to both the third quarter and first nine months of 2014. Auto sales increased 7% and 5% compared to the respective prior year periods, while property sales were comparable to the third quarter of 2014 and increased 3% year to date. Policy retention continues to be strong with auto and property policy retention rates for the current period at 85% and 88%, respectively.

Annuity Segment

For the third quarter of 2015, annuity segment net income excluding deferred policy acquisition costs unlocking (“unlocking”) decreased $1.2 million to $9.9 million compared to the prior year period, including a $1.3 million pretax decrease in the net interest margin. For the first nine months of 2015, net income on the same basis of $34.2 million decreased $0.5 compared to the same period in 2014. On a reported basis, annuity segment net income of $8.7 million and $33.0 million for the current quarter and nine months decreased 16% and 3%, respectively, compared to the same periods in 2014. In the current year periods, the impact of unlocking deferred policy acquisition costs decreased pretax income by $0.7 million and $1.0 million compared to the three and nine months ended September 30, 2014, respectively.

The 2015 annualized net interest spread of 185 basis points on fixed annuity assets reflected continued solid investment portfolio performance and disciplined crediting rate management. The net interest margin decreased 1% compared to the first nine months of 2014. Total annuity assets under management of $5.9 billion increased 5% compared to September 30, 2014, and total cash value persistency remained strong at approximately 95%.

For the three and nine months ended September 30, 2015, annuity deposits of $139.3 million and $422.2 million decreased 3% and increased 17%, respectively, compared to the prior year periods. The year-to-date increase of $60.5 million included an increase of $32.0 million attributable to changes in the company’s employee retirement savings plans. Excluding that item, the remaining $28.5 million year-to-date increase, or 8%, was primarily due to notable growth in the amount of single premium and rollover deposits received in the current nine months, accompanied by growth in recurring deposit receipts.

Horace Mann’s total annuity sales decreased 5%, or $6.1 million, compared to the three months ended September 30, 2014 — impacted by a lower level of single premium and rollover deposits. On a year-to-date basis, sales grew 9%. For the nine months, annuity sales by the company’s agency force increased 10% compared to the prior year, while annuity sales from the independent agent distribution channel, which currently produces about 10% of total annuity sales, increased 4%.

Life Segment

Life segment net income of $3.6 million and $10.6 million for the three and nine months, respectively, decreased $0.3 million and $2.2 million compared to the same periods in 2014, primarily attributable to an increase in mortality losses in the current year, compared to the prior year periods.

In 2015, life segment insurance premiums and contract deposits of $24.9 million for the current quarter and $74.1 million for the first nine months of the year increased modestly compared to the same periods in 2014. Life persistency of 96% was comparable to 12 months earlier. For the first nine months, life sales of $7.4 million increased 1%, or $0.1 million, compared to the same period in 2014, including an increase of $0.3 million in the third quarter.

Investment Results

Total net investment income decreased 2% compared to the three months ended September 30, 2014 and increased modestly on a year-to-date basis. While asset balances in the annuity segment continued to grow, overall investment results reflected the impact of the current interest rate environment, as well as lower alternative investment returns in the current period. Pretax net realized investment gains were $1.3 million and $8.8 million for the three and nine months ended September 30, 2015, respectively.

Horace Mann’s net unrealized investment gains on fixed maturity and equity securities were $403.2 million at September 30, 2015, compared to net unrealized gains of $397.3 million at June 30, 2015 and $528.6 million at December 31, 2014. Net unrealized gains were $479.5 million at September 30, 2014.

Capital Management

During the third quarter of 2015, the company repurchased 452,998 shares of its common stock at an aggregate cost of $15.1 million, or an average price per share of $33.22, under its current $50 million share repurchase program. In September 2015, the company’s Board of Directors authorized an additional $50 million share repurchase program. As of September 30, 2015, the company had $57.2 million remaining under the authorizations.

As previously disclosed, in June 2015, the company repaid its $75.0 million 6.05% Senior Notes upon maturity utilizing funds borrowed under its existing bank credit facility. This resulted in a current period reduction in interest expense of $0.9 million pretax.

Webcast Conference Call

Horace Mann’s senior management will discuss the company’s third quarter financial results with investors and analysts on October 29, 2015 at 8:00 a.m. Eastern Time. The conference call will be webcast live on the Internet at investors.horacemann.com and archived later in the day for replay.

Horace Mann — the largest national multiline insurance company focusing on educators' financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company's Quarterly Report on Form 10-Q for the period ended June 30, 2015 and the company's past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements. The information contained in this press release includes financial measures which are based on methodologies other than United States generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the supplemental numerical pages of this release and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.

# # #

HORACE MANN EDUCATORS CORPORATION

Financial Highlights (Unaudited)

(Dollars in Millions, Except Per Share Data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2015	2014	% Change	2015	2014	% Change
EARNINGS SUMMARY

Net income	$21.9	$25.4	-13.8%	$72.4	$74.2	-2.4%
Net realized investment gains, after tax	0.7	2.3	-69.6%	5.5	5.6	-1.8%
Operating income (A)	21.2	23.1	-8.2%	66.9	68.6	-2.5%

Per diluted share:
Net income	$0.52	$0.60	-13.3%	$1.71	$1.76	-2.8%
Net realized investment gains, after tax	$0.02	$0.05	-60.0%	$0.13	$0.13	-
Operating income (A)	$0.50	$0.55	-9.1%	$1.58	$1.63	-3.1%

Weighted average number of shares and equivalent shares (in millions) - Diluted	42.3	42.3	-	42.4	42.2	0.5%

RETURN ON EQUITY

Net income return on equity (B)				7.7%	9.1%	N.M.
Operating income return on equity excluding the fair value adjustment for investments (A) (C)				9.0%	10.4%	N.M.

FINANCIAL POSITION

Per share (D):
Book value				$32.09	$31.51	1.8%
Effect of the fair value adjustment for investments (E)				$5.57	$6.60	-15.6%
Book value excluding the fair value adjustment for investments (A)				$26.52	$24.91	6.5%

Dividends paid	$0.25	$0.23	8.7%	$0.75	$0.69	8.7%

Ending number of shares outstanding (in millions) (D)				40.7	40.9	-0.5%

Total assets				$9,903.5	$9,643.0	2.7%
Short-term debt				113.0	38.0	197.4%
Long-term debt, current and noncurrent				125.0	199.9	-37.5%
Total shareholders' equity				1,307.2	1,288.3	1.5%

ADDITIONAL INFORMATION

Total Horace Mann Exclusive Agencies (F) & Employee Agents (G)				701	719	-2.5%

N.M. - Not meaningful.

(A)	These measures are not based on accounting principles generally accepted in the United States ("non-GAAP"). An explanation of these measures is contained in the Glossary of Selected Terms included as an exhibit in the Company's reports filed with the SEC.
(B)	Based on trailing 12-month net income and average quarter-end shareholders' equity.
(C)	Based on trailing 12-month operating income and average quarter-end shareholders' equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and the applicable deferred taxes.
(D)	Ending shares outstanding were 40,741,071 at September 30, 2015 and 40,886,174 at September 30, 2014.
(E)	Net of the related impact on deferred policy acquisition costs and the applicable deferred taxes.
(F)	Local Horace Mann agencies created and owned by independent contractors who have signed Exclusive Agent agreements with the Company ("Exclusive Agents"). Those agreements state that only the Company's products and limited additional third-party vendor products authorized by the Company will be marketed by the agencies. An independent contractor may sign multiple Exclusive Agent agreements with the Company and manage more than one Exclusive Agency.
(G)	Agents who have employee status with the Company and by contract market only the Company's products and limited additional third-party vendor products authorized by the Company.

HORACE MANN EDUCATORS CORPORATION

Statements of Operations and Supplemental Consolidated Data (Unaudited)

(Dollars in Millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2015	2014	% Change	2015	2014	% Change
STATEMENTS OF OPERATIONS

Insurance premiums and contract charges earned	$182.8	$179.1	2.1%	$544.9	$533.6	2.1%
Net investment income	81.0	82.6	-1.9%	248.3	247.0	0.5%
Net realized investment gains	1.3	3.5	-62.9%	8.8	8.7	1.1%
Other income	0.6	0.4	50.0%	2.3	2.3	-

Total revenues	265.7	265.6	-	804.3	791.6	1.6%

Benefits, claims and settlement expenses	121.1	117.4	3.2%	368.1	356.6	3.2%
Interest credited	46.2	44.5	3.8%	136.1	131.3	3.7%
Policy acquisition expenses amortized	25.7	24.5	4.9%	73.4	70.0	4.9%
Operating expenses	39.7	39.9	-0.5%	115.6	119.1	-2.9%
Interest expense	2.6	3.5	-25.7%	9.6	10.6	-9.4%

Total benefits, losses and expenses	235.3	229.8	2.4%	702.8	687.6	2.2%

Income before income taxes	30.4	35.8	-15.1%	101.5	104.0	-2.4%
Income tax expense	8.5	10.4	-18.3%	29.1	29.8	-2.3%

Net income	$21.9	$25.4	-13.8%	$72.4	$74.2	-2.4%

PREMIUMS WRITTEN AND CONTRACT DEPOSITS

Property & Casualty	$162.0	$154.6	4.8%	$455.0	$440.0	3.4%

Annuity deposits	139.3	143.4	-2.9%	422.2	361.7	16.7%

Life	24.9	24.7	0.8%	74.1	73.7	0.5%

Total	$326.2	$322.7	1.1%	$951.3	$875.4	8.7%

SEGMENT NET INCOME (LOSS)

Property & Casualty	$11.2	$11.8	-5.1%	$32.1	$30.7	4.6%

Annuity	8.7	10.3	-15.5%	33.0	34.1	-3.2%

Life	3.6	3.9	-7.7%	10.6	12.8	-17.2%

Corporate and other (A)	(1.6)	(0.6)	166.7%	(3.3)	(3.4)	-2.9%

Net income	$21.9	$25.4	-13.8%	$72.4	$74.2	-2.4%

N.M. - Not meaningful.

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 4.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2015	2014	% Change	2015	2014	% Change
PROPERTY & CASUALTY

Premiums written	$162.0	$154.6	4.8%	$455.0	$440.0	3.4%
Premiums earned	149.2	145.6	2.5%	443.6	434.1	2.2%
Net investment income	7.4	8.9	-16.9%	25.8	27.6	-6.5%
Other income	-	-	N.M.	0.2	0.2	-
Losses and loss adjustment expenses (LAE)	102.7	99.9	2.8%	311.4	304.8	2.2%
Operating expenses (includes policy acquisition expenses amortized)	39.8	40.2	-1.0%	116.7	118.5	-1.5%
Income before tax	14.1	14.4	-2.1%	41.5	38.6	7.5%
Net income	11.2	11.8	-5.1%	32.1	30.7	4.6%

Net investment income, after tax	6.5	7.5	-13.3%	21.9	23.2	-5.6%

Catastrophe costs (A)
After tax	3.3	3.7	-10.8%	23.9	23.1	3.5%
Before tax	5.0	5.7	-12.3%	36.8	35.5	3.7%

Prior years' reserves favorable (adverse) development, before tax
Automobile	1.5	3.5	-57.1%	4.2	10.5	-60.0%
Property	1.3	-	N.M.	4.6	-	N.M.
Other liability	-	0.9	-100.0%	1.2	0.9	33.3%

Total	2.8	4.4	-36.4%	10.0	11.4	-12.3%

Operating statistics:
Loss and loss adjustment expense ratio	68.8%	68.7%	N.M.	70.2%	70.2%	N.M.
Expense ratio	26.6%	27.6%	N.M.	26.3%	27.3%	N.M.
Combined ratio	95.4%	96.3%	N.M.	96.5%	97.5%	N.M.

Effect on the combined ratio of:
Catastrophe costs (A)	3.4%	4.0%	N.M.	8.3%	8.1%	N.M.
Prior years' reserve development	-1.9%	-3.0%	N.M.	-2.3%	-2.6%	N.M.

Combined ratio excluding the effects of catastrophe costs and prior years' reserve development ("underlying combined ratio") (B)	93.9%	95.3%	N.M.	90.5%	92.0%	N.M.

Policies in force (voluntary) (in thousands)				710	711	-0.1%
Automobile				485	481	0.8%
Property				225	230	-2.2%

Policy renewal rate (voluntary) - 12 months
Automobile				84.8%	84.5%	N.M.
Property				88.1%	88.2%	N.M.

N.M. - Not meaningful.

(A)	Includes allocated loss adjustment expenses and, when applicable, catastrophe reinsurance reinstatement premiums.

For the periods presented, there were no reinsurance reinstatement premiums.

(B)	This measure is not based on accounting principles generally accepted in the United States ("non-GAAP").

See footnote (A) on page 1 of these supplemental numerical pages.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2015	2014	% Change	2015	2014	% Change
ANNUITY

Contract deposits	$139.3	$143.4	-2.9%	$422.2	$361.7	16.7%
Variable	37.3	34.7	7.5%	132.6	102.4	29.5%
Fixed	102.0	108.7	-6.2%	289.6	259.3	11.7%
Contract charges earned	6.6	6.6	-	19.3	19.0	1.6%
Net investment income	56.2	56.0	0.4%	169.8	166.2	2.2%
Interest credited	35.1	33.6	4.5%	103.0	98.7	4.4%
Net interest margin (without realized investment gains/losses)	21.1	22.4	-5.8%	66.8	67.5	-1.0%
Other income	0.4	0.2	100.0%	1.5	1.3	15.4%
Mortality loss and other reserve changes	(1.0)	(0.9)	11.1%	(1.9)	(1.7)	11.8%
Operating expenses (includes policy acquisition expenses amortized)	14.1	12.2	15.6%	37.4	35.4	5.6%
Income before tax	13.0	16.1	-19.3%	48.3	50.7	-4.7%
Net income	8.7	10.3	-15.5%	33.0	34.1	-3.2%

Pretax income increase (decrease) due to evaluation of:
Deferred policy acquisition costs	$(1.9)	$(1.2)	58.3%	$(1.9)	$(0.9)	111.1%
Guaranteed minimum death benefit reserve	(0.1)	(0.1)	-	(0.1)	(0.1)	-

Annuity contracts in force (in thousands)				207	199	4.0%
Accumulated account value on deposit / Assets under management				$5,879.1	$5,612.5	4.8%
Variable				1,742.0	1,786.4	-2.5%
Fixed				4,137.1	3,826.1	8.1%
Annuity accumulated value retention - 12 months
Variable accumulations				94.1%	94.2%	N.M.
Fixed accumulations				94.8%	94.8%	N.M.

LIFE

Premiums and contract deposits	$24.9	$24.7	0.8%	$74.1	$73.7	0.5%
Premiums and contract charges earned	27.0	26.9	0.4%	82.0	80.5	1.9%
Net investment income	17.7	17.9	-1.1%	53.4	53.9	-0.9%
Other income	0.1	0.2	-50.0%	0.5	0.8	-37.5%
Death benefits/mortality cost/change in reserves	17.4	16.6	4.8%	54.8	50.1	9.4%
Interest credited	11.1	10.9	1.8%	33.1	32.6	1.5%
Operating expenses (includes policy acquisition expenses amortized)	10.7	11.4	-6.1%	31.5	32.7	-3.7%
Income before tax	5.6	6.1	-8.2%	16.5	19.8	-16.7%
Net income	3.6	3.9	-7.7%	10.6	12.8	-17.2%

Pretax income increase (decrease) due to evaluation of:
Deferred policy acquisition costs	$-	$(0.1)	-100.0%	$0.1	$-	N.M.

Life policies in force (in thousands)				201	200	0.5%
Life insurance in force				$16,312	$15,560	4.8%
Lapse ratio - 12 months (Ordinary life insurance)				4.0%	4.1%	N.M.

CORPORATE AND OTHER (A)

Components of income (loss) before tax:
Net realized investment gains	$1.3	$3.5	-62.9%	$8.8	$8.7	1.1%
Interest expense	(2.6)	(3.5)	-25.7%	(9.6)	(10.6)	-9.4%
Other operating expenses, net investment income and other income	(1.0)	(0.8)	25.0%	(4.0)	(3.2)	25.0%
Loss before tax	(2.3)	(0.8)	187.5%	(4.8)	(5.1)	-5.9%
Net loss	(1.6)	(0.6)	166.7%	(3.3)	(3.4)	-2.9%

N.M. - Not meaningful.

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2015	2014	% Change	2015	2014	% Change
INVESTMENTS

Annuity and Life
Fixed maturities, at fair value (amortized cost 2015, $5,892.0; 2014, $5,541.9)				$6,261.6	$5,966.8	4.9%
Equity securities, at fair value (cost 2015, $35.3; 2014, $40.5)				33.2	38.8	-14.4%
Short-term investments				72.3	106.7	-32.2%
Policy loans				147.4	143.7	2.6%
Other investments				80.5	69.4	16.0%
Total Annuity and Life investments				6,595.0	6,325.4	4.3%

Property & Casualty
Fixed maturities, at fair value (amortized cost 2015, $784.5; 2014, $781.2)				817.1	826.7	-1.2%
Equity securities, at fair value (cost 2015, $59.8; 2014, $57.2)				62.9	68.0	-7.5%
Short-term investments				4.4	10.4	-57.7%
Other investments				35.8	30.9	15.9%
Total Property & Casualty investments				920.2	936.0	-1.7%

Corporate investments				26.0	45.1	-42.4%

Total investments				7,541.2	7,306.5	3.2%

Net investment income
Before tax	$81.0	$82.6	-1.9%	$248.3	$247.0	0.5%
After tax	54.3	55.4	-2.0%	166.5	165.8	0.4%

Net realized investment gains
Before tax	$1.3	$3.5	-62.9%	$8.8	$8.7	1.1%
After tax	0.7	2.3	-69.6%	5.5	5.6	-1.8%
Per share, diluted	$0.02	$0.05	-60.0%	$0.13	$0.13	-

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